EXHIBIT 23.01



INDEPENDENT AUDITORS' CONSENT



      We consent to the incorporation by reference in Registration Statement
No. 333-61291 on Form S-3, Amendment No. 1 to Registration Statement Nos. 333-59999, 333-73025, 333-78027, 333-81229 and 333-84119 on Form S-3,
Registration Statement No. 333-72005 on Form S-4, Amendment No. 1 to Registration Statement No. 333-75995 on Form S-4, Amendment No. 4 to Registration Statement No. 333-69819 on Form S-3, Post-Effective Amendment No. 2 on Form S-8 to Registration Statement No. 333-85101 on Form S-4, and Registration Statement No. 333-75741 on Form S-8 of Adelphia Communications Corporation, of our report dated March 29, 2000, appearing in this Annual Report on Form 10-K of Adelphia Communcations Corporation for the year ended December 31, 1999.




DELOITTE & TOUCHE LLP


Pittsburgh, Pennsylvania
March 29, 2000